UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 12, 2014

SFX Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36119	90-0860047
(Commission File Number)	(IRS Employer Identification No.)

430 Park Avenue, 6th Floor
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(646) 561-6400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

Rock in Rio

On February 12, 2014, SFX Entertainment, Inc., a Delaware corporation (the “Company”), completed its acquisition of a fifty percent (50%) interest in a holding company (“Rock World Holdco”) that owns eighty percent (80%) of the equity shares of Rock World S.A. (“Rock World”), a Brazilian company engaged in the entertainment business, including the organization of music festivals held under the “Rock in Rio” name.   In connection with this acquisition, the Company entered into a share purchase agreement, dated December 12, 2013, as subsequently amended and restated on February 12, 2014, by and among the Company, Rock World, Rock City S.A., SFX Entretenimento do Brasil Participações Ltda, and certain other third parties named therein, including management shareholders of Rock World (the “Purchase Agreement”).

Pursuant to the Purchase Agreement, the consideration transferred at closing consisted of a cash payment of R$150.0 million (or approximately US$62.3 million as of the closing date).  The Purchase Agreement contains customary representations, warranties and covenants.  At closing, the Company and the shareholders holding the other fifty percent (50%) of the equity shares of Rock World Holdco entered into a shareholders’ agreement to govern the management of the Rock World Holdco business, including, among other things, the appointment of officers and directors.  The shareholders’ agreement contains customary covenants and other provisions for an agreement of this kind, including restrictions on transfer, rights of first refusal, drag-along and tag along rights.

As previously disclosed, on December 12, 2013, the Company entered into a letter of credit and reimbursement agreement (the “LC Agreement”) with Deutsche Bank AG (“Deutsche Bank”) in which Deutsche Bank issued an irrevocable standby letter of credit that provided the financing required for the Company to consummate the Rock World Holdco transaction.   The LC Agreement, the irrevocable standby letter of credit, and related agreements have been cancelled as of February 12, 2014.

The foregoing description of the Purchase Agreement and LC Agreement is qualified in its entirety by reference to the Purchase Agreement and LC Agreement that were included as Exhibit 10.1 and 10.3, respectively, to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on December 16, 2013.

B2S

As previously disclosed, on December 18, 2013, SFXE Netherlands Holdings B.V., a wholly-owned subsidiary of the Company, delivered notice of its intent to exercise its purchase option (the “Option”) with Amazing Holding BV to purchase fifty percent (50%) of the outstanding shares of B2S Holding BV that are not currently owned by the Company’s subsidiaries.  On February 12, 2014, at the request of Amazing Holding BV, the parties to the Option agreed to extend the final closing date from February 17, 2014 to February 25, 2014.

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

The description of the Purchase Agreement set forth in Item 1.01 above is incorporated by reference into this Item 2.01.

Item 7.01              Regulation FD Disclosure.

On February 12, 2014, the Company issued the press release attached hereto as Exhibit 99.1 announcing, among other things, the entry into the Purchase Agreement on the terms and subject to the conditions set forth in the Purchase Agreement.

The information in Item 7.01 of this Current Report, including the press release attached hereto as Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in

Item 7.01 of this Current Report, including the press release attached hereto as Exhibit 99.1, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any such filing.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits

No.	Description

10.1*

Amended and Restated Share Purchase Agreement, dated February 12, 2014, between and among the Company, Rock World S.A., Rock City S.A., SFX Entretenimento do Brasil Participações Ltda., and the additional parties named therein

99.1**	Press release, dated February 12, 2014

*	Filed herewith.
**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SFX ENTERTAINMENT, INC.

Date: February 14, 2014	By:	/s/ Robert F.X. Sillerman
Robert F.X. Sillerman
Chief Executive Officer and Director